Exhibit 10.3

AMENDMENT TO THE SYNNEX CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

The SYNNEX Corporation 2003 Employee Stock Purchase Plan, as previously amended and restated (the “Plan”) is hereby amended effective December 1, 2003, as follows:

Section 2 of the Plan is amended by replacing subsection (f) thereof with the following new subsection (f):

“(f) “Compensation” means (i) the compensation paid in cash to a Participant by a Participating Company, including salaries, wages, incentive compensation, commissions, bonuses, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.”

To record the adoption of this Amendment by the Board on September 15, 2008, the Company has caused its authorized officer to execute the same.

SYNNEX Corporation

By:	/s/ Simon Y. Leung
Name: Simon Y. Leung
Title: General Counsel and Secretary